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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Rational contacts:
        Investor contact: Robert T. Bond
                          (408) 496-3694
                          E-mail rtb@rational.com
        Press contact:    Kara Myers
                          (408) 496-3891
                          E-mail karam@rational.com

SQA contacts:
        Investor contact: Tom Bogan
                          (617) 229-3781
                          E-mail tbogan @sqa.com
        Press contact:    Edward J. Gaudet
                          (617) 229-3629
                          E-mail egaudet@sqa.com


RATIONAL AND SQA SIGN DEFINITIVE AGREEMENT TO MERGE

Santa Clara, CA, and Burlington, MA (November 12, 1996)--Rational Software Corporation (NASDAQ:RATL) and SQA, Inc., (NASDAQ:SQAX) today jointly announced a definitive merger agreement to create a worldwide company providing a comprehensive solution for component-based software development.

Under the terms of the merger agreement, all outstanding shares of SQA common stock will be exchanged for shares of Rational on the basis of 0.86 shares of Rational for each share of SQA. The transaction is expected to be accounted for as a pooling of interests and to qualify as a tax-free reorganization. Rational expects to recognize a one-time charge related to certain merger costs and related expenses in the fourth quarter of its fiscal 1997.

"SQA and Rational share a common vision that component-based development will revolutionized the construction of enterprise and Internet applications. Our teams share core values and a deep commitment to the success of our customers," said Paul Levy, chairman and chief executive officer of Rational. "Rational believes that SQA's products are the strongest in the industry. SQA's products are recognized as the leading solution by customers, partners, and analysts. Combining SQA's products with Rational's products results in a comprehensive solution for component-based development with a level of

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integration and technical excellence that is outstanding. The combined company will have the team, the technology, and the financial strength that customers can depend on."

"Combining SQA with Rational creates a world-class company that accelerates SQA's product and business strategy," said Ron Nordin, president and chief executive officer of SQA. "We're excited that Rational and SQA share a common vision, common values, and a common market. This agreement merges two best-in-class companies into a new company that is a clear leader in providing tools for component-based development."

The companies plan to integrate their respective products, creating a comprehensive suite of tools for modeling, assembling, testing, and managing components. Combining SQA's comprehensive automated software quality (ASQ) product suite with the Visual Test product that Rational recently acquired from Microsoft provides a broader ASQ solution for Rational. The merged solution will be integrated with leading component-construction tools, such as Microsoft Visual Basic, Visual C++, Java, and PowerBuilder.

The board members and officers of SQA have agreed to vote their shares in favor of the merger. Furthermore, SQA has granted to Rational an option to purchase newly issued shares equal to approximately 15 percent of the currently outstanding shares of SQA, which will be exercisable upon certain events. In addition, SQA has agreed not to solicit or encourage alternative proposals, subject to its right to take action respecting unsolicited proposals consistent with the fiduciary obligations of its board of directors. Completion of the transaction is subject to customary conditions, including approval by the stockholders of Rational and SQA and HSR review. The merger is expected to close in the first quarter of calendar 1997.

The combined company will employ approximately 680 people. The company will have headquarters in Santa Clara, California, and SQA will continue to man its principal office in Burlington, Massachusetts. Upon completion of the merger, Ron Nordin, chief executive officer of SQA, will become a Rational senior vice president and will join Paul Levy, chairman and chief executive officer of Rational, and Mike Devlin, president of Rational, as management representatives on Rational's board of directors. Mr. Nordin will be responsible for Rational's ASQ business.

Rational Software Corporation develops, markets, and supports a comprehensive solution for the component-based development of software systems, based on visual modeling and object technology. Rational's solution includes an integrated family of products that automate development throughout the software lifecycle, a software process that can be configured to the specific needs of customers, and a range of consulting and support
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services. For more information on Rational's products and services, visit
Rational's Web site at www.rational.com.

SQA, Inc., is the leader in automated testing of Windows client/server applications. SQA has received more industry awards than any other testing solution, winning the PC Week Corporate IT Excellence Award, PC Week Labs' Analyst Choice Award, the PowerBuilder Developer's Journal Product Excellence Award twice, the 1994, 1995, and 1996 DBMS Readers' Choice Award, the 1996 Windows Tech Journal Readers' Choice Award, and three Software Development Productivity Awards. SQA offers information about SQA's products and services on the World Wide Web at www.sqa.com. SQA can be contacted at SQA, Inc., One Burlington Woods, Burlington, Massachusetts 01803.

The forward-looking statements contained in this news release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties, including the potential inability to complete the described transactions as scheduled, or at all, the ability to successfully integrate Rational and SQA, the ability to successfully develop new products, market acceptance of existing and new products of the combined companies, the continued success of the Microsoft operating system, variances between actual and estimated costs and expenses related to the proposed merger, the potential for fluctuations in quarterly operating results, rapid technological change, intense competition from current and potential competitors, including Microsoft, who may be able to respond more quickly to new or emerging technologies and changes in customer requirements, and other risks detailed from time to time in each company's SEC reports, including the annual reports to shareholders with respect to the 1996 fiscal year, forms 10-Q for the period ended June 30, 1996, forms 8-K, and the prospectus of Rational, dated October 22, 1996. Actual results may differ materially.

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The word "Rational" and Rational's products are trademarks of Rational Software
Corporation. SQA is a registered trademark. References to other companies and their products use trademarks owned by the respective companies and are for reference purposes only.

For more information contact:

Rational Software Corporation
2800 San Tomas Expressway, Santa Clara, CA 95051-0951
Tel. (408) 496-3600 or (800) RAT-1212
Fax (408) 496-3636, Fax-on-demand (408) 496-3966

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E-mail info@rational.com, Web www.rational.com

SQA, Inc.
One Burlington Woods, Burlington, MA 01803
Tel. (617) 229-3500 or (800) 609-1933, Fax (617) 229-3780
Web www.sqa.com